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                                                                    EXHIBIT  5.1


                               PALMER & DODGE LLP
                   One Beacon Street, Boston, MA  02108-3190



Telephone: (617) 573-0100                              Facsimile: (617) 227-4420




                                January 6, 1999



Parametric Technology Corporation
128 Technology Drive
Waltham, MA 02453

Ladies and Gentlemen:

          We are rendering this opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by Parametric Technology Corporation (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement relates to the registration of 343,267 shares (the "Shares") of the Company's Common Stock, $.01 par value, issuable upon exercise of certain options held by former employees of InPart Design, Inc. ("InPart") as provided for under the InPart Design, Inc. 1997 Stock Incentive Plan (the "Plan") and that certain Agreement and Plan of Reorganization dated as of September 9, 1998 by and among the Company, PTC Acquisition Corporation and InPart (the "Agreement").

          We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization and issuance of such Shares. We have examined all such documents as we consider necessary to enable us to render this opinion.

          Based upon the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when issued in accordance with the terms of the Plan and the Agreement, will be legally issued, fully paid and nonassessable.

          We hereby consent to the use of our name in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement.


                                    Very truly yours,



                                    /s/ PALMER & DODGE LLP